Exhibit 99.1

Charles Harrington Joins Korn Ferry’s Board of Directors;

Jerry Leamon Succeeds Christina Gold as Non-Executive Chair

September 23, 2022 09:05 AM Eastern Daylight Time

LOS ANGELES – (BUSINESS WIRE) – Korn Ferry (NYSE: KFY) today announced the election of a new member to its Board of Directors, in addition to the appointment of a new Non-Executive Chair.

•	Charles Harrington joins as a Board Director.

•	Christina Gold, who has served on the firm’s Board since 2014, and most recently as the Non-Executive Chair since 2019, retires from the Board.

•	Current Board member Jerry Leamon succeeds Ms. Gold as Non-Executive Chair as part of a planned succession.

•	George Shaheen retires from the Board after more than 12 years of total service, including as Non-Executive Chair from 2012 to 2019.

Harrington brings to Korn Ferry’s Board extensive experience in strategy development and execution, transformation, operations, and technology development. Over his nearly 40-year career at Parsons Corporation, Harrington held increasing roles of responsibility, including 13 years as CEO, 12 years as President, and two years as CFO, EVP, and Treasurer. He also has significant public company Board and advisory experience.

“We are pleased to have Chuck join our Board,” said Gary D. Burnison, CEO, Korn Ferry. “I believe his extensive business experience, technology credentials and financial acumen will be a great fit for Korn Ferry as we continue our efforts to broaden the scope of our offerings and help companies synchronize their strategy, operations, and talent to drive superior performance.

“I would also like to recognize Christina and George for their many contributions as Board members. On behalf of the rest of the Board and Korn Ferry’s stockholders, I thank and congratulate Christina and George for their outstanding years of service. At the same time, we offer our appreciation to Jerry, a long-standing, dedicated Board member who will now assume a new role as our Non-Executive Chair.”

About Korn Ferry

Korn Ferry is a global organizational consulting firm. We work with our clients to design optimal organization structures, roles, and responsibilities. We help them hire the right people and advise them on how to reward and motivate their workforce while developing professionals as they navigate and advance their careers.

Forward-Looking Statements

Statements in this press release that relate to Korn Ferry’s goals, strategies, future plans and expectations, and other statements of future events or conditions are forward-looking statements that involve a number of risks and uncertainties. Words such as “believes”, “expects”, “anticipates”, “may”, “should”, “will” or “likely”, and variations of such words and similar expressions are intended to identify such forward-looking statements. Readers are cautioned not to place undue reliance on such statements. Such statements are based on current expectations; actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties that are beyond the control of Korn Ferry, including those risks and uncertainties included in Korn Ferry’s periodic filings with the Securities and Exchange Commission, including the factors described in the sections entitled “Risk Factors” and “Forward-Looking Statements” of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2022. Korn Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by applicable law.

Contacts

Dan Gugler

310-552-1834

dan.gugler@kornferry.com